Pricing Supplement dated November 11, 2002                    Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QE74



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

                     Issuer: Textron Financial Corporation


--------------------------------------------------------------------------------------------------------------------
Principal Amount:  $30,000,000                                         Initial Interest Rate:  2.5475%
Agent's Discount or Commission:  0.25%                                 Original Issue Date:  November 13, 2002
Net Proceeds to Issuer:  $29,925,000                                   Stated Maturity Date:  November 15, 2004
--------------------------------------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ] Floating Rate/Fixed Rate Note
      Fixed Rate Commencement Date:
      Fixed Interest Rate: %

[ ] Inverse Floating Rate Note
    [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
      [ ] CD Rate                [ ] Federal Funds Rate [ ] Prime Rate
      [ ] CMT Rate               [X] LIBOR              [ ] Other (see attached)
      [ ] Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
         [ ] LIBOR Reuters Page:
         [X] LIBOR Telerate Page:  3750

         LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
          [ ] Telerate Page 7051
          [ ] Telerate Page 7052
              [ ] Weekly Average
              [ ] Monthly Average

Spread (+/-):  +115 bps                     Maximum Interest Rate:     %

Spread Multiplier:  N/A                     Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  February 17, 2003

Interest Reset Dates:  Quarterly,  on the 15th day of February,  May, August and
                        November

Interest Payment Dates:  Quarterly, on the 15th day of February, May, August and
                         November

Interest  Determination  Dates:  two business days prior to each Interest Reset
                                 Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:
     [X] Actual/360 for the period from November 13, 2002 to November 15, 2004
     [ ] Actual/Actual for the period from _______ to _______
     [ ] 30/360 for the period from _______ to _______

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes can be redeemed prior to Stated Maturity Date.
         Initial Redemption Date:
         Initial Redemption Percentage:  ____%
         Annual  Redemption  Percentage   Reduction:   ____%  until  Redemption
         Percentage is 100% of the Principal Amount.

Optional Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ] Yes       [X] No
   Issue Price: %

     Total Amount of OID:
     Yield to Maturity:             %
     Initial Accrual Period OID:

Agent:
   [ ] Merrill Lynch, Pierce, Fenner & Smith    [ ] First Union Securities, Inc.
                  Incorporated                  [ ] Fleet Securities, Inc.
   [ ] Banc of America Securities LLC           [ ] J.P. Morgan Securities Inc.
   [ ] Banc One Capital Markets, Inc.           [ ] Salomon Smith Barney Inc.
   [ ] Barclays Capital Inc.                    [ ] UBS Warburg LLC
   [ ] Credit Suisse First Boston Corporation   [X] Other: Scotia Capital (USA)
   [ ] Deutsche Bank Alex. Brown Inc.                       Inc.


Agent acting in the capacity as indicated below:
   [X] Agent      [ ] Principal

If as Principal:

   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
   [ ] The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.

If as Agent:

          The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:




     Terms are not completed for certain items above because such items are not applicable.